News Release

FOR IMMEDIATE RELEASE

PLUG POWER RESTRUCTURING TO FOCUS ON COMMERCIAL ACTIVITY

IN MATERIAL HANDLING MARKET

LATHAM, NY – May 27, 2010 – Plug Power Inc. (NASDAQ:PLUG), a leader in providing clean, reliable energy solutions, today announced a corporate restructuring to focus and align the company on its GenDrive™ business.  In keeping with its primary objective to become a profitable enterprise, Plug Power is streamlining its resources and its workforce to harness commercial traction in the material handling market.

In a move to optimize efficiency and growth potential in the $4 billion North American material handling market, Plug Power is consolidating all operations to its Latham, New York headquarters.  In doing so, 117 positions will be eliminated in its Canada, India and US facilities.  As a result of the restructuring, the annual cash burn rate is expected to decrease by $12 to 15 million, providing necessary capital to help accelerate market adoption.

“As with many new and innovative technologies, product adoption rates vary from market to market,” said CEO Andy Marsh.  “With our experience we’ve seen a much faster adoption of fuel cell power in the material handling space, and as a result, we are focusing resources to accelerate customer acquisition in this important market.  This is the right move for the material handling business and the right move for Plug Power.”

As stated in Plug Power’s most recent earnings call, Plug Power is evaluating the GenSys business model and expects to communicate any changes to its prime power strategy by the end of the second quarter.  “Absent external market dynamics, the GenSys technology platform is sound and the product and system capabilities are strong,” continued Marsh.  “Interest from commercial partners is high as we continue to explore opportunities to capitalize the strength of this business.”

Plug Power expects to ship 1,100 GenDrive units in 2010. Customers receiving products include United Natural Foods, Sysco, Wegmans, Central Grocers and others.

Further details about the restructuring will be provided in an 8-K filing with the SEC.

About Plug Power Inc. (NASDAQ:  PLUG)

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for our key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,000 units in the field and over 1.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Visit us at www.plugpower.com.

###

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding anticipated revenue as a result of the restructuring plan. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, statements regarding the risk that the restructuring results in greater restructuring charges or lower cost savings than anticipated; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; our ability to achieve the forecasted gross margin on the sale of our products; our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our GenDrive and GenSys systems; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to improve system reliability for both GenDrive and GenSys; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to manufacture products on a large-scale commercial basis; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission ("SEC") on March 16, 2010, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

Media Contact:

Reid Hislop

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448